X-RITE, INCORPORATED

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS


         Each person who has been designated by the Board of Directors of X-Rite, Incorporated (the "Company") as a senior financial officer of the Company, shall, as a condition of employment by the Company, be required to sign and deliver to the Company the following statement:

         In my role as a senior financial officer of X-Rite, Incorporated (the "Company"), I certify to the Company and the Audit Committee of the Board of Directors of the Company, that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct, and to the best of my knowledge and ability:

         1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

         2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

         3. I comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies, including NASDAQ listing requirements.

         4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated or otherwise compromised.

         5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

         6. I share knowledge and maintain skills important and relevant to my constituents' needs.

         7. I proactively promote and am an example of ethical behavior among my professional peers.

         8. I comply with and adhere to each and all of the Company's policies and practices, including those policies governing accounting and financial reporting practices and procedures.

         9. I promptly disclose to an appropriate person or persons (a) any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, and (b) violations of this Code of Ethics.

         10. I achieve responsible use of and control over all assets and resources employed by or entrusted to me.

                  I understand that a breach of this Code of Ethics could result in disciplinary action, including termination of employment.


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